Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in Amendment No. 2 to this Registration Statement of Digital Music Group, Inc. on Form S-1 of our report dated November 4, 2005, except for notes 4 and 5 as to which the date is December 7, 2005, with respect to the balance sheet of Digital Music Group, Inc. as of September 30, 2005 and the related statement of operations, shareholders’ equity (deficit) and cash flows for the period from April 11, 2005 (inception) to September 30, 2005 appearing in the prospectus, which is a part of this Registration Statement.

We also consent to the reference to our firm under the heading “Experts” in the prospectus.

/s/    Perry-Smith LLP

Sacramento, California

December 8, 2005